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EXHIBIT 4.3

                                                         [BLUEFIRE ETHANOL LOGO]




                            REVOLVING LINE OF CREDIT
$1,500,000                                                            Irvine, CA

                                 March 16, 2007

Arnie Klann ("Lender") hereby agrees to establish for the benefit of BlueFire Ethanol, Inc. ("Borrower") a revolving credit facility in the maximum amount of $1,500,000 according to the terms below ("Line of Credit").

Repayment Terms/Due Date: FOR VALUE RECEIVED, the Borrower promises to pay in full, without set off, deduction or counterclaim of any kind or nature, to Lender, the outstanding principal balance of any amounts due under the Line of Credit within thirty (30) days of Lender's receipt of investment financing in the aggregate of $5,000,000 ("Due Date"). Such repayment of the Line of Credit is to be paid in lawful United States currency.

Draw Downs: Borrower, in its sole discretion prior to the Due Date and by written notice to Lender, may borrow, from time to time, loans from Lender up to an aggregate maximum of $1,500,000.

Annual interest rate: 10%

Default Charge: Monies not paid within thirty (30) days after the Due Date shall be subject to, and it is agreed that Lender shall collect from Borrower, a "late charge" in the amount of ten percent (10%) of the entire remaining unpaid balance at the time of delinquency under the Line of Credit.

Default and Default Interest: In the event that any payment is not made within thirty (30) days after the Due Date, the entire remaining unpaid balance shall become immediately due and payable at the option of Lender, without notice, time being of the essence, and the sum shall bear interest from such time until paid at an interest rate of 20% per annum. Failure of Lender to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Default.

Change of Control of Borrower: Lender, at its option, may further require that all sums due under this Line of Credit become immediately due and payable as a condition precedent or on the closing of transaction effecting a change of control of Borrower. Failure to exercise this option shall not constitute a waiver of any rights of Lender contained in this Line of Credit.


BORROWER                                       LENDER
Blue Fire Ethanol, Inc.                        Arnie Klann
31 Musick                                      37 Via Monarca
Irvine, CA 92618                               Dana Point, CA 92629


By: _________________________                  By:__________________________
Its: ________________________
Date: _______________________                  Date: _______________________